Herman Miller, Inc. Reports First Quarter Fiscal 2022 Results
•Completed acquisition of Knoll, Inc. during the quarter, creating the preeminent leader in modern design
•Subject to shareholder approval at this year's annual meeting, our Board elected to change our name to MillerKnoll, Inc.
•Strong demand and the Knoll acquisition drove quarterly orders of $916.5 million, an increase of 64.8% compared to the prior year period, up 34.5%* organically
•Net sales increased 26.0% from the prior year to $789.7 million inclusive of a partial quarter net sales of $156.4 million from the Knoll acquisition, and up 0.4% organically compared to prior year
•Integration proceeding smoothly; reaffirming expectation for $100 million run-rate cost synergies within two years of closing

Webcast to be held Wednesday, September 29, 2021, at 5:30 PM ET

Release	Immediate
Date	September 29, 2021
Contact	Antonella Pilo (215) 679-1535 or antonella_pilo@knoll.com
Jeff Stutz (616) 654-8538 or jeff_stutz@hermanmiller.com
Media (616) 654-5977 or media_relations@hermanmiller.com
Address	Herman Miller, Inc., 855 East Main Avenue, PO Box 302, Zeeland, MI 49464-0302
Internet	www.hermanmiller.com

First Quarter Fiscal 2022 Financial Results

	(Unaudited)
	Three Months Ended
(Dollars in millions, except per share data)	August 28, 2021	August 29, 2020	% Chg.
Net Sales	$789.7	$626.8	26.0%
Gross Margin %	35.1%	39.9%	N/A
Adjusted Gross Margin %*	35.9%	40.0%	N/A
Operating Expenses	$330.3	$154.6	113.6%
Adjusted Operating Expenses*	$235.2	$155.8	51.0%
Operating Earnings (Loss) %	(6.7)%	15.2%	N/A
Adjusted Operating Earnings %*	6.2%	15.3%	N/A
Net Earnings (Loss) Attributable to Herman Miller, Inc.	$(61.5)	$73.0	N/A
Earnings (Loss) Per Share – Diluted	$(0.93)	$1.24	N/A
Adjusted Earnings Per Share – Diluted*	$0.49	$1.24	(60.5)%
Orders	$916.5	$556.0	64.8%
Backlog	$835.9	$400.0	109.0%
*Items indicated represent Non-GAAP measurements; see the reconciliations of Non-GAAP financial measures and related explanations below.

To our shareholders:

We had a strong start to fiscal 2022, as we experienced robust demand across our business while also successfully completing our acquisition of Knoll. Going forward, we are pleased to share that we will operate under the name MillerKnoll, and become one of the largest and most influential design companies in the world. The integration is progressing smoothly as we bring together the best of both organizations, and we are confident in our ability to deliver on our previously outlined cost synergy targets. Our teams across the organization are energized and focused on our purpose – design for the good of humankind.

Acquisition of Knoll and Changes in Reportable Segments
In connection with Herman Miller’s acquisition of Knoll, Inc. completed on July 19, 2021, and now operating as MillerKnoll, we are reporting results under four business segments:
•Global Retail – reflects the legacy North America Retail segment and now includes International Retail
•Americas Contract – reflects the legacy North America Contract segment now combined with Latin America and Design Within Reach Contract
•International Contract – reflects contract business outside the Americas
•Knoll – the acquired consolidated Knoll business will initially be reflected as a stand-alone segment

Performance Highlights
We continue to experience strong momentum in our Global Retail and International Contract segments. Demand is accelerating in the Americas Contract and Knoll segments as our customers prepare to return to their offices and adapt them for the future of work. Order levels increased over the prior year for all reportable segments. We believe that this positive order demand is an indicator of the strength of our business strategy, and underscores our confidence in the future as we lead the industry in redefining modern design as MillerKnoll.

Financial Results
The following table highlights non-comparable items that impacted U.S. GAAP net earnings per diluted share, defined as earnings per diluted share adjusted, to exclude the impact of special charges, acquisition and integration-related expenses, expense related to debt extinguishment, and intangible asset amortization related to the Knoll acquisition. The table also includes an adjustment for the impact of the Knoll acquisition including Knoll's net income, the impact of increased interest expense from financing of the Knoll acquisition, and the impact of additional shares issued for the Knoll acquisition for the purpose of pro forma earnings per share. This pro forma earnings per share excludes items that are non-comparable to the diluted earnings per share guidance given in the June 2021 earnings release.

	Three Months Ended
	August 28, 2021	August 29, 2020
Earnings (Loss) per Share - Diluted	$(0.93)	$1.24

Non-comparable items:
Add: Special charges, after tax	—	0.01
Add: Amortization of purchased intangibles, after tax	0.37	—
Add: Acquisition and integration charges, after tax	0.90	—
Add: Debt extinguishment, after tax	0.15	—
Add: Restructuring expenses, after tax	—	(0.01)
Adjusted Earnings per Share - Diluted	$0.49	$1.24
Less: Knoll net income	(0.10)	—
Add: Impact of increased interest expense on financing of Knoll acquisition	0.02	—
Add: Impact of additional shares issued for Knoll acquisition	0.06	—
Pro Forma Earnings per Share - Diluted, for purpose of comparison to June Guidance ¹	$0.47	$1.24

Weighted Average Shares Outstanding (to Calculate Adjusted Earnings per Share) – Diluted	66,302,214	58,964,268
Note: The adjustments above are net of tax. For the three months ended August 28, 2021, the tax impact of the adjustments was $0.30. For the three months ended August 29, 2020, the tax impact of the adjustments was immaterial.
¹Pro Forma Earnings per share, excluding impacts of the Knoll acquisition, presented to provide a comparison to guidance issued on June 28, 2021 for Herman Miller on a stand-alone basis.

Herman Miller, Inc. Consolidated Results Highlights

Our consolidated operating results for the three months ended August 28, 2021 included the results of Knoll beginning on July 19, 2021, the date the transaction closed.

First quarter consolidated net sales were $789.7 million, an increase of 26.0%, and an increase of 0.4% organically, which excludes the impact of the Knoll acquisition and foreign currency translation. Orders in the quarter of $916.5 million were up 64.8% compared to the prior year period and up 34.5% organically. As a reminder, sales levels in the prior year period were elevated due to COVID-related manufacturing and retail studio shutdowns resulting in higher backlog at the start of the quarter. On an organic basis, demand trends reflected sequential improvement in orders of $59 million, up 8.5% as compared to the fourth quarter of 2021. While order demand was strong, our ability to produce and ship orders in the near-term was impacted by global supply chain and labor supply disruptions. We estimate this adversely impacted net sales by approximately $30 million during the first quarter.

Gross margin for the quarter was 35.1% compared to 39.9% during the prior year period, reflecting higher commodity costs and other inflationary pressures. On an adjusted basis, excluding $6.3 million of purchase price accounting adjustments related to fair value revaluation of inventory, adjusted gross margin was 35.9% compared to 40.0% in the prior year. We implemented a price increase in the first quarter to help offset inflationary pressures in the contract business and are planning additional price increases in the second quarter to further mitigate these pressures.

Reported consolidated operating expenses for the quarter were $330.3 million, compared to $154.6 million in the same period last year. Consolidated adjusted operating expenses of $235.2 million, excluding non-comparable items totaling $95.1 million, were up 51.0% from last year primarily due to the inclusion of $49.0 million of operating expenses related to Knoll, as well as the reinstatement of employee wages and benefits that had been temporarily suspended last year in response to the COVID-19 pandemic. We continue to manage our operating expenses carefully and will remain ready to adapt with evolving market dynamics.

Operating margin for the quarter was (6.7)% compared to 15.2% during the prior year period. On an adjusted basis, which excludes acquisition and integration charges of $68.9 million, purchase price accounting adjustments of $6.3 million, and $26.2 million of amortization related to the acquired Knoll intangible assets, consolidated operating margin was 6.2% compared to 15.3% in the prior year. Similar to net sales levels, prior year operating margin benefited from a combination of shipments of elevated backlog at the beginning of the quarter and swift spending reductions at the same time to navigate the global pandemic.

Herman Miller, Inc. reported a net loss per share of $0.93 in the first quarter compared to diluted earnings per share of $1.24 for the same period a year ago. The results in the current quarter include $1.42 per share related to non-comparable items. Adjusted earnings per share were $0.49 in the first quarter, compared to adjusted earnings per share of $1.24 for the same period a year ago. These items are listed in the table above, which we are providing for comparison with other results and are the most directly comparable U.S. GAAP measures.

During the quarter, we entered into a new credit agreement, borrowing $1,115.0 million through a combination of a revolving credit facility, Term Loan A, and Term Loan B borrowings to fund the Knoll acquisition. At the end of the first quarter, our cash on hand and availability on our revolving credit facility totaled $629.7 million. Cash used in operating activities during the quarter totaled $51.7 million. Our net-debt to EBITDA ratio, including expected cost synergies from the Knoll acquisition, was 2.3x at quarter-end.

Business Segment Highlights

Additional perspective on the trends for each of our business segments follows:

Global Retail Segment

Our Global Retail business maintained its strong momentum with sales and orders up 30.7% and 22.2% over the prior year period, respectively. This is on top of strong growth this time last year, with orders growing 90% on a two year stack. We continue to outpace the US home furnishings industry with our growth numbers.

Design Within Reach, HAY and Herman Miller experienced strong demand in the quarter, with all categories except outdoor performing ahead of prior year, including workspace which is proving resilient to return-to-office trends. Assortment growth across both core and new categories drove the majority of incremental volume in the quarter.

In the quarter we opened new Herman Miller Seating Stores in Boston, Dallas, and Seattle, bringing our global fleet of seating stores to 11. All are bringing new customers to the brand, a testament to our brick-and-mortar retail strategy, and we have plans to roll out additional locations in the months ahead.

This year we are making key infrastructure investments in our Global Retail business that are intended to improve our order management, planning and allocation, and point of sales capabilities. These investments will build on our scalable and customer-centric digital foundation, enable Retail growth, and improve our customer experience. Additionally, promotions such as our one-year anniversary gaming sale are driving global demand, and planned price increases will help offset increased labor and material costs.

Americas Contract Segment

Sales for the Americas decreased 12.1% from the prior year period due to elevated backlog levels in the segment at the beginning of last year and labor and supply disruptions in the current quarter.

Orders for the quarter were 43.4% higher than the prior year period. This reflects further improvement in the demand environment as our customers continue to develop their return to office plans, even as the timing remains in flux due to the COVID-19 Delta variant. Our leading indicators continue to reflect robust and accelerating growth; order pipeline increased 14% sequentially from the fourth quarter of fiscal 2021 and mock up activity and contract activations are all stronger than year-ago levels.

Looking ahead, our growth initiatives are gaining traction, setting the stage for ongoing revenue expansion. The recently launched Herman Miller Professional site supports the evolving needs of small- and medium-sized businesses and has continued to reach new customers since it launched, with a 140% increase in accounts registered on the platform in the quarter. Tailored marketing has attracted more new users, and assortment growth across all product categories has supported those customers in finding what they need to outfit their businesses.

International Contract Segment

International sales increased by 5.3% compared to the prior year, while orders grew 34.7%. This strong order pacing was worldwide, with each of our regions experiencing increased order rates from the prior year. Southeast Asia, Greater China, Australia, South Korea, UK, and India were especially strong. As a result, International Contract reported its highest backlog in company history, growing 42% over the prior year. Similarly, both HAY and naughtone achieved year-over-year demand growth, reinforcing our position that collaborative spaces will be an important component of office planning in the post-pandemic era.

Strengthening global account activity stands as a testament to the deliberate focus and organizational structure we have put in place to drive growth with multi-national organizations. Significant global account wins in China, India, and Europe affirm our position that employers around the world will continue to prioritize and invest in their workplaces as they look to differentiate their employee experience and build high-performing global cultures.

Knoll Segment

Following the closing of the acquisition of Knoll, we began the work of integrating our two businesses. Providing dealers and customers with a broader combined portfolio that will deliver beauty, joy, efficiency, and utility remains core to our efforts as we work to ensure the ongoing integration is seamless for all stakeholders. We are confident in our ability to generate $100 million of run-rate cost synergies within two years of closing, driven primarily by procurement, SG&A, and supply chain savings. We also expect to generate significant revenue synergies across the combined business through enhanced scale, cross-selling, and digital and eCommerce opportunities.

The Knoll segment experienced positive order momentum in the quarter, with total orders increasing approximately 29.3% versus the prior year. Knoll North America workplace orders are benefiting from customers’ return to work plans, with particular focus on how to best support their employees in the new ecosystem of hybrid work. Additionally, overall mock up spending increased while new funnel pipeline adds grew 18% from the prior year, and taken together are key indicators of accelerating future growth.

Knoll’s residential business experienced strong order growth in both North America and Europe in the quarter, bolstered by the one-year anniversary of Knoll’s eCommerce platform and the recent consolidation of Muuto into the Knoll distribution systems to simplify the order process for dealers and customers. In July, Holly Hunt introduced enhanced website functionality with an in-stock, to-the-trade, online eCommerce site. Further expansion of the site later this year will offer textiles, leather, and wall coverings. Holly Hunt sustained strong growth through the calendar year, and delivered the highest orders level in company history during the quarter. Fully also introduced a new European eCommerce storefront in the quarter and saw its commercial business begin to rebound in the quarter.

MillerKnoll is Creating a Better World

Designing a more diverse, equitable, and sustainable world remains a core pillar of MillerKnoll’s strategy. Across our company, industry, and communities, our team continues to make meaningful progress.

Key initiatives include:

•Integrating ocean-bound plastic into the Aeron Chair as part of our commitment to use 50% recycled content in all materials by 2030. As a member of NextWave Plastics, we are partnering with organizations that share our commitment to preventing harmful plastics from reaching our oceans. On September 1, 2021, Herman Miller announced that its entire portfolio of Aeron Chairs will contain ocean-bound plastic, including a new color, Onyx Ultra Matte, that will contain up to 2.5 pounds of ocean-bound plastic per chair. Aeron is the latest in a growing list of products Herman Miller has reengineered to incorporate ocean-bound plastic, including parts of the recently launched OE1 Workplace Collection, the Sayl Chair in Europe, and the Revenio textile collection. The company is also reducing its footprint by adding ocean-bound plastic to returnable shipping crates and poly bags. Based on annual sales forecast, Herman Miller estimates these efforts will divert up to 234 metric tons of plastic from the ocean each year, equivalent to preventing nearly 400,000 milk jugs or up to 23 million plastic bottles from entering the ocean annually.

•Initiating the Diversity in Design (DID) Collaborative in partnership with other DID member companies to increase representation of Black creatives in design in the United States, increase design career opportunities for Black youth, and increase the educational pipeline that leads to full-time employment for Black students in design. The DID Collaborative recently named Todd Palmer, former Executive Director of the Chicago Architecture Biennial, as its first director. As part of MillerKnoll’s Diversity, Equity, and Inclusion team, Todd and the DID team will advance the Collaborative’s long-term strategy and bring the shared vision to life.

•Partnering with Habitat for Humanity as part of Knoll’s commitment to supporting more inclusive and diverse communities. In December 2020, Knoll joined Habitat for Humanity as a cause marketing partner. When initial planned construction projects were paused due to the pandemic, Knoll leveraged its eCommerce site to fundraise for the organization, generating more than 500 contributions to Habitat for Humanity from Knoll customers who opted to make a donation as part of the checkout process on Knoll’s website. Knoll associates participated in Habitat builds in Chicago and Toronto in September 2021 with two additional builds planned for later in the fiscal year.

•Achieving WELL v2 Gold and Well Health-Safety Rating at Fulton Market in Chicago, continuing Herman Miller’s leadership in this area as a founding member of the U.S. Green Building Council and the first furniture manufacturer to register as a WELL Portfolio participant. Herman Miller’s Chicago Fulton Market building recently achieved WELL v2 Gold, which is the most rigorously tested and vetted version of the WELL Building Standard (WELL) to date, making it the premier framework for advancing health and well-being around the world. Buildings across the footprint of Herman Miller, Knoll and the collective of brands maintain a number of green and healthy certifications including LEED, BREEAM, and WELL v1.

Our customers and employees share our commitment to creating a more equitable and sustainable world and we will continue to invest in initiatives that further our progress and unite us in this shared purpose.

Outlook

Our second quarter fiscal 2022 guidance includes the full impact of Knoll for the quarter. We expect sales in the second quarter of fiscal 2022 to range between $1,025 million and $1,065 million. The mid-point of this range implies a revenue increase of 67% compared to the same quarter last fiscal year on a reported basis and 12% on an organic basis, excluding the impact of the Knoll acquisition and foreign currency translation. Our forecast for the second quarter also considers the near-term impacts of supply chain disruptions and inflationary pressures. We anticipate adjusted earnings per share to be between $0.55 and $0.61. As the company cannot predict some elements that are included in reported GAAP results, we provide certain guidance on a non-GAAP basis as further discussed in the non-GAAP financial measures section below.

Entering the Next Chapter for MillerKnoll

With a broader portfolio of complementary brands, enhanced scale and capabilities, and the financial strength of our diversified business, MillerKnoll is uniquely positioned to imagine a more sustainable, caring, and beautiful world for everyone. There is much to be excited about as we come together to solidify MillerKnoll’s position as the leader in modern design and create enhanced value for all our stakeholders.
Thank you for your continued support of our company. We look forward to continuing this journey with you.

Andi Owen	Jeff Stutz
President and Chief Executive Officer	Chief Financial Officer

Financial highlights for the three months ended August 28, 2021 follow:

Herman Miller, Inc.
Condensed Consolidated Statements of Operations

(Unaudited) (Dollars in millions, except per share and common share data)	Three Months Ended
	August 28, 2021		August 29, 2020
Net Sales	$789.7	100.0%	$626.8	100.0%
Cost of Sales	512.2	64.9%	376.8	60.1%
Gross Margin	277.5	35.1%	250.0	39.9%
Operating Expenses	235.2	29.8%	155.8	24.9%
Restructuring Expenses	—	—%	(1.2)	(0.2)%
Acquisition and Integration Charges	95.1	12.0%	—	—%
Operating (Loss) Earnings	(52.8)	(6.7)%	95.4	15.2%
Other Expenses, net	18.0	2.3%	1.6	0.3%
Earnings (Loss) Before Income Taxes and Equity Income	(70.8)	(9.0)%	93.8	15.0%
Income Tax (Benefit) Expense	(10.8)	(1.4)%	20.6	3.3%
Equity Income, net of tax	0.1	—%	0.2	—%
Net (Loss) Earnings	(59.9)	(7.6)%	73.4	11.7%
Net Earnings (Loss) Attributable to Redeemable Noncontrolling Interests	1.6	0.2%	0.4	0.1%
Net (Loss) Earnings Attributable to Herman Miller, Inc.	$(61.5)	(7.8)%	$73.0	11.6%

Amounts per Common Share Attributable to Herman Miller, Inc.
Earnings (Loss) Per Share – Basic	($0.93)		$1.24
Weighted Average Basic Common Shares	66,302,214		58,831,305
Earnings (Loss) Per Share – Diluted	($0.93)		$1.24
Weighted Average Diluted Common Shares	66,302,214		58,964,268

Herman Miller, Inc.
Condensed Consolidated Statements of Cash Flows

	Three Months Ended
(Unaudited) (Dollars in millions)	August 28, 2021	August 29, 2020
Cash provided by (used in):
Operating activities	$(51.7)	$115.9
Investing activities	(1,104.7)	(5.1)
Financing activities	1,001.6	(276.5)
Effect of exchange rate changes	(6.5)	8.3
Net change in cash and cash equivalents	(161.3)	(157.4)
Cash and cash equivalents, beginning of period	396.4	454.0
Cash and cash equivalents, end of period	$235.1	$296.6

Herman Miller, Inc.
Condensed Consolidated Balance Sheets

(Unaudited) (Dollars in millions)	August 28, 2021	May 29, 2021
ASSETS
Current Assets:
Cash and cash equivalents	$235.1	$396.4
Short-term investments	8.0	7.7
Accounts receivable, net	283.3	204.7
Unbilled accounts receivable	24.3	16.4
Inventories, net	446.2	213.6
Prepaid expenses and other	138.8	52.7
Total current assets	1,135.7	891.5
Net property and equipment	611.7	327.2
Right of use assets	421.9	214.7
Other assets	2,291.2	628.5
Total Assets	$4,460.5	$2,061.9

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS & STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$327.4	$178.4
Short-term borrowings and current portion of long-term debt	22.6	2.2
Short-term lease liability	101.2	69.0
Accrued liabilities	355.6	251.2
Total current liabilities	806.8	500.8
Long-term debt	1,298.4	274.9
Lease liabilities	376.2	196.9
Other liabilities	430.9	162.7
Total Liabilities	2,912.3	1,135.3
Redeemable Noncontrolling Interests	72.6	77.0
Stockholders' Equity	1,475.6	849.6
Total Liabilities, Redeemable Noncontrolling Interests and Stockholders' Equity	$4,460.5	$2,061.9

Non-GAAP Financial Measures and Other Supplemental Data
This presentation contains non-GAAP financial measures that are not in accordance with, nor an alternative to, generally accepted accounting principles (GAAP) and may be different from non-GAAP measures presented by other companies. These non-GAAP financial measures are not measurements of our financial performance under GAAP and should not be considered an alternative to the related GAAP measurement. These non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Our presentation of non-GAAP measures should not be construed as an indication that our future results will be unaffected by unusual or infrequent items. We compensate for these limitations by providing equal prominence of our GAAP results. Reconciliations of these non-GAAP measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are provided in the financial tables included within this presentation. The Company believes these non-GAAP measures are useful for investors as they provide financial information on a more comparative basis for the periods presented.

The non-GAAP financial measures referenced within this presentation include: Adjusted Earnings per Share, Pro Forma Earnings per Share, Adjusted Operating Earnings (Loss), Adjusted Gross Margin, and Organic Growth (Decline).

Adjusted Earnings per Share represents reported diluted earnings per share excluding the impact from adjustments related to acquisition and integration charges, amortization of purchased intangibles, debt extinguishment charges, restructuring expenses and other special charges or gains, including related taxes. These adjustments are described further below.

Pro Forma Earnings per share represents reported diluted earnings per share, adjusted for the Adjusted Earnings Per Share items noted above, and further adjusted to exclude the impacts of the Knoll acquisition. These impacts include the net income generated by Knoll, the increased interest expense on Knoll merger financing and the increased share count related to the Knoll acquisition. The purpose of this measure is to assist with comparison of Q1 fiscal year 2022 results to the guidance issued in June 2021.

Adjusted Operating Earnings (Loss) represents reported operating earnings plus acquisition and integration charges, amortization of purchased intangibles, debt extinguishment charges, restructuring expenses and other special charges. These adjustments are described further below.

Adjusted Gross Margin represents gross margin plus amortization of purchased intangibles and other special charges. These adjustments are described further below.

Organic Growth represents the change in sales and orders, excluding currency translation effects and the impact of acquisitions.

Acquisition and Integration Charges: Costs related directly to the Knoll acquisition including legal, accounting and other professional fees as well as integration-related costs. Integration-related costs include severance, accelerated stock-based compensation expenses and other cost reduction efforts or reorganization initiatives.

Amortization of Purchased Intangibles: Includes expenses associated with the fair value adjustment to inventory and amortization of acquisition related intangibles acquired as part of the Knoll acquisition. The revenue generated by the associated intangible assets has not been excluded from the related non-GAAP financial measure. We exclude the impact of the amortization of purchased intangibles, including the fair value adjustment to inventory, as such non-cash amounts were significantly impacted by the size of the Knoll acquisition. Furthermore, we believe that this adjustment enables better comparison of our results as Amortization of Purchased Intangibles will not recur in future periods once such intangible assets have been fully amortized. Any future acquisitions may result in the amortization of additional intangible assets. Although we exclude the Amortization of Purchased Intangibles in these non-GAAP measures, we believe that it is important for investors to understand that such intangible assets were recorded as part of purchase accounting and contribute to revenue generation.

Debt Extinguishment Charges: Includes expenses associated with the extinguishment of debt as part of financing the Knoll acquisition. We excluded these items from our non-GAAP measures because they relate to a specific transaction and are not reflective of our ongoing financial performance.

Restructuring expenses: Include actions involving facilities consolidation and optimization, targeted workforce reductions, and costs associated with an early retirement program.

Special charges: Include certain costs arising as a direct result of COVID-19.

Tax Related Items: We excluded the income tax benefit/provision effect of the tax related items from our non-GAAP measures because they are not associated with the tax expense on our ongoing operating results.

Certain tables below summarize select financial information, for the periods indicated, related to each of the Company’s reportable segments. The Americas Contract segment includes the operations associated with the design, manufacture, and sale of furniture products for work-related settings, including office, education, and healthcare environments, throughout the United States, Canada and Latin America. The business associated with the Company's owned contract furniture dealer is also included in the Americas Contract segment. Americas Contract also includes the operations associated with the design, manufacture, and sale of high-craft furniture products and textiles including Geiger wood products, Maharam textiles, naughtone and Nemschoff products. The International Contract segment includes the operations associated with the design, manufacture, and sale of furniture products, primarily for work-related settings, in the EMEA and Asia-Pacific geographic regions. The Global Retail segment includes the global operations associated with the sale of modern design furnishings and accessories to third party retail distributors, as well as direct to consumer sales through eCommerce and Design Within Reach, HAY, and Herman Miller retail stores and studios. The Knoll segment includes the global operations associated with the design, manufacture, and sale of furniture products within the Knoll constellation of brands. Corporate costs represent unallocated expenses related to general corporate functions, including, but not limited to, certain legal, executive, corporate finance, information technology, administrative and acquisition-related costs.

A. Reconciliation of Operating Earnings to Adjusted Operating Earnings by Segment

	Three Months Ended
	August 28, 2021		August 29, 2020
Americas Contract
Net Sales	$325.3	100.0%	$370.1	100.0%
Gross Margin	100.1	30.8%	139.0	37.6%
Total Operating Expenses	89.6	27.5%	81.1	21.9%
Operating Earnings	10.5	3.2%	57.9	15.6%

Adjustments
Special Charges	—	—%	0.3	0.1%
Restructuring	—	—%	1.6	0.4%
Acquisition and Integration Charges	1.0	0.3%	—	—%
Adjusted Operating Earnings	$11.5	3.5%	$59.8	16.2%

International Contract
Net Sales	$99.0	100.0%	$94.0	100.0%
Gross Margin	33.7	34.0%	33.3	35.4%
Total Operating Expenses	22.4	22.6%	17.1	18.2%
Operating Earnings	11.3	11.4%	16.2	17.2%

Adjustments
Special Charges	—	—%	1.0	1.1%
Restructuring	—	—%	(2.8)	(3.0)%
Adjusted Operating Earnings	$11.3	11.4%	$14.4	15.3%

Global Retail
Net Sales	$212.6	100.0%	$162.7	100.0%
Gross Margin	92.7	43.6%	77.7	47.8%
Total Operating Expenses	64.9	30.5%	46.2	28.4%
Operating Earnings	27.8	13.1%	31.5	19.4%

Adjustments
Special Charges	—	—%	0.1	0.1%
Adjusted Operating Earnings	$27.8	13.1%	$31.6	19.4%

Knoll
Net Sales	$156.4	100.0%	$—	—%
Gross Margin	51.0	32.6%	—	—%
Total Operating Expenses	104.6	66.9%	—	—%
Operating Loss	(53.6)	(34.3)%	—	—%

Adjustments
Special Charges	—	—%	—	—%
Amortization of Purchased Intangibles	32.5	20.8%	—	—%
Acquisition and Integration Charges	29.4	18.8%	—	—%
Adjusted Operating Earnings	$8.3	5.3%	$—	—%

Intersegment Sales
Net Sales Elimination	$(3.6)	100.0%	$—	—%

Corporate
Operating Loss	$(48.8)	—%	$(10.2)	—%

Adjustments
Acquisition and Integration Charges	38.5	—%	—	—%
Adjusted Operating (Loss)	$(10.3)	—%	$(10.2)	—%

Herman Miller, Inc.
Net Sales	$789.7	100.0%	$626.8	100.0%
Gross Margin	277.5	35.1%	250.0	39.9%
Total Operating Expenses	330.3	41.8%	154.6	24.7%
Operating (Loss) Earnings	(52.8)	(6.7)%	95.4	15.2%

Adjustments
Special Charges	—	—%	1.4	0.2%
Restructuring	—	—%	(1.2)	(0.2)%
Amortization of Purchased Intangibles	32.5	11.7%	—	—%
Acquisition and Integration Charges	68.9	8.7%	—	—%
Adjusted Operating Earnings	$48.6	6.2%	$95.6	15.3%

B. Reconciliation of Gross Margin to Adjusted Gross Margin

	Three Months Ended
	August 28, 2021		August 29, 2020
Gross Margin	$277.5	35.1%	$250.0	39.9%
Amortization of Purchased Intangibles	6.3	0.8%	—	—%
Special Charges	—	—%	1.0	0.1%
Adjusted Gross Margin	$283.8	35.9%	$251.0	40.0%

C. Organic Sales Growth by Segment

	Three Months Ended
	August 28, 2021
	Americas	International	Retail	Knoll	Intersegment Elimination	Total
Net Sales, as reported	$325.3	$99.0	$212.6	$156.4	$(3.6)	$789.7
% change from PY	(12.1)%	5.3%	30.7%	N/A	N/A	26.0%

Adjustments
Acquisitions	—	—	—	$(156.4)	3.6	(152.8)
Currency Translation Effects (1)	(0.8)	(4.7)	(1.8)	—		(7.3)
Net Sales, organic	$324.5	$94.3	$210.8	$—	$—	$629.6
% change from PY	(12.3)%	0.3%	29.6%	N/A	N/A	0.4%

	Three Months Ended
	August 29, 2020
	Americas	International	Retail	Knoll	Intersegment Elimination	Total
Net Sales, as reported	$370.1	$94.0	$162.7	$—	$—	$626.8
(1) Currency translation effects represent the estimated net impact of translating current period sales and orders using the average exchange rates applicable to the comparable prior year period

D. Organic Order Growth by Segment

	Three Months Ended
	August 28, 2021
	Americas	International	Retail	Knoll	Intersegment Elimination	Total
Orders, as reported	$434.4	$121.1	$199.5	$164.5	$(3.0)	$916.5
% change from PY	43.4%	34.7%	22.2%	N/A	N/A	64.8%

Adjustments
Acquisitions	—	—	—	(164.5)	3.0	(161.5)
Currency Translation Effects (1)	(1.0)	(4.3)	(1.8)	—	—	(7.1)
Orders, organic	$433.4	$116.8	$197.7	$—	$—	$747.9
% change from PY	43.1%	29.9%	21.1%	N/A	N/A	34.5%
Note: Knoll orders for the six week period from July 19 to August 31 in the prior fiscal year were $127.2 million, reflecting an increase of 29.3% versus the comparable period in the prior year.

	Three Months Ended
	August 29, 2020
	Americas	International	Retail	Knoll	Intersegment Elimination	Total
Orders, as reported	$302.9	$89.9	$163.2	$—	$—	$556.0
(1) Currency translation effects represent the estimated net impact of translating current period sales and orders using the average exchange rates applicable to the comparable prior year period

E. Design Within Reach Studio Metrics

	Studio Count		Studio Selling Square Footage
	Three Months Ended		Three Months Ended
	8/28/21	8/29/20	8/28/21	8/29/20
Beginning of Period	35	34	378,252	376,052
Studio Openings		—		—
Studio Closings	—	—	—	—
End of Period	35	34	378,252	376,052
Comparable Studios, End of Period*	34	34
Non-Comparable Studios, End of Period	1	—
DWR Comparable Brand Sales*	53.9%	9.1%

*DWR comparable brand sales reflect the year-over-year change in net sales across the multiple channels that DWR serves, including studios, outlets, contract, catalog, phone and eCommerce. Comparable studios reflect studios that were fully operational for the applicable current and prior year periods.
Note: Retail segment sales also include sales through eCommerce, outlet store, call center and wholesale channels.

F. Sales and Earnings Guidance - Upcoming Quarter

Company Guidance
Q2 FY2022
Net Sales	$1,025 million to $1,065 million
Gross Margin %	35.6% - 36.6%
Operating Expenses	$305 million to $311 million
Effective Tax Rate	23% - 25%
Earnings Per Share, Diluted	$0.55 to $0.61

Q&A Webcast
The Company will host a live question and answer webcast to discuss the results of the first quarter of fiscal 2022 on Wednesday, September 29, 2021, at 5:30 PM ET. To ensure your access to the webcast, you should allow extra time to visit the Company’s website at http://investors.hermanmiller.com/events-and-presentations to download the streaming software necessary to participate. An online archive of the presentation will be available on the website later that day.

About MillerKnoll
MillerKnoll is a collective of dynamic brands and one of the largest and most influential modern design companies in the world. The company is a result of a deep legacy of design, innovation, and social good. MillerKnoll is an assumed name of Herman Miller, Inc., as described in our proxy statement filed with the SEC on August 31, 2021. The Company is seeking shareholder approval to change the name of the Company to MillerKnoll, Inc. The MillerKnoll brand portfolio includes Herman Miller, Knoll, Colebrook Bosson Saunders, DatesWeiser, DWR, Edelman Leather, Fully, Geiger, HAY, Holly Hunt, KnollExtra, Knoll Office, KnollStudio, KnollTextiles, Maars Living Walls, Maharam, Muuto, naughtone, and Spinneybeck|FilzFelt. Guided by a shared vision, common values, and a steadfast commitment to design, MillerKnoll innovates and designs the future while contributing to a more equitable and sustainable future for all.

Forward-Looking Statements
This communication includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements relate to future events and anticipated results of operations, business strategies, the anticipated benefits of the transaction, the anticipated impact of the transaction on the combined company’s business and future financial and operating results, the expected amount and timing of synergies from the transaction, and other aspects of our operations or operating results. These forward-looking statements generally can be identified by phrases such as “will,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import. It is uncertain whether any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do, what impact they will have on the results of operations and financial condition of Herman Miller or the price of Herman Miller’s stock. These forward-looking statements involve certain risks and uncertainties, many of which are beyond Herman Miller’s control, that could cause actual results to differ materially from those indicated in such forward-looking statements, including but not limited to: the impact of public health crises, such as pandemics (including coronavirus (COVID-19)) and epidemics, and any related company or government policies and actions to protect the health and safety of individuals or government policies or actions to maintain the functioning of national or global economies and markets; the risk that the anticipated benefits of the merger with Knoll will not be realized on the anticipated timing or at all; risks related to the additional debt incurred in connection with the merger; Herman Miller’s ability to comply with its debt covenants and obligations; the risk that the anticipated benefits of the merger will be more costly to realize than expected; the effect of the announcement of the merger on the ability of Herman Miller or Knoll to retain and hire key personnel and maintain relationships with customers, suppliers and others with whom Herman Miller or Knoll does business, or on Herman Miller’s or Knoll’s operating results and business generally; the ability of Herman Miller to successfully integrate Knoll’s operations; the ability of Herman Miller to implement its plans, forecasts and other expectations with respect to Herman Miller’s business after the completion of the transaction and realize expected synergies; business disruption following the merger; general economic conditions; the availability and pricing of raw materials; the financial strength of our dealers and the financial strength of our customers; the success of newly-introduced products; the pace and level of government procurement; and the outcome of pending litigation or governmental audits or investigations. For additional information about other factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to Herman Miller’s periodic reports and other filings with the SEC, including the risk factors identified in Herman Miller’s most recent Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K. The forward-looking statements included in this communication are made only as of the date hereof. Herman Miller does not undertake any obligation to update any forward-looking statements to reflect subsequent events or circumstances, except as required by law.